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                                                                    EXHIBIT 99.1

[POET LOGO]

POET HOLDINGS, INC. INCREASES REVENUES TO $2.1 MILLION IN Q4 2003.

HAMBURG, GERMANY - FEBRUARY 9, 2004. Poet Holdings, Inc. (Prime Standard, ISIN:
US7304471094) today announced financial results for the three month period ended December 31, 2003 ("Q4/2003").

Poet was able to grow its revenues sequentially compared to the prior quarter. The operating loss of $889,000 is the best operating result since Poet's IPO in November 1999.

Revenues for Q4/2003 increased 7%, to $2.1 million, as compared with revenues of $2.0 million for Q3/2003. License revenues for Q4/2003 increased 3% to $1.2 million as compared with license revenues of $1.1 million for Q3/ 2003.

Total costs and operating expenses for Q4/ 2003 decreased 4% to $3.0 million as compared with $3.1 million for Q3/ 2003. Included in total costs and operating expenses for Q4/ 2003 are $371,000 of costs and expenses related to the merger with Versant, which were recorded as G&A expenses. The operating loss for Q4/ 2003 decreased 23% to $889,000 as compared to $1.2 million for Q3/ 2003.

Comparing Q4/2003 to Q3/2003, license revenues attributable to the catalog solutions product line increased approx. $78,000 or 24% to $407,000; license revenues attributable to Poet's database product line, FastObjects, decreased approx. $42,000 or 5% to $756,000; and total service revenues, increased approx. $97,000 or 12% to $923,000. Poet had cash and cash equivalents of $8.5 million on December 31, 2003.

Poet announced on September 29, 2003 that it had signed an agreement to merge with Versant Corporation. The meeting of Poet stockholders to consider approval of the merger is scheduled to be held on March 17, 2004. Shareholders can vote either in person at the shareholders'

POET HOLDINGS, INC.    1065 E. HILLSDALE BLVD., Suite 205    Phone +1 650 212 3100     eMail investor@poet.de
INVESTOR RELATIONS     FOSTER CITY, CA 94404 (USA)           FAX +1 650 212 3105       WWW.POET.COM

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[POET LOGO]

meeting or by proxy. The SEC has completed its review of the voting materials and these voting materials, including the proxy, will be sent to the shareholders shortly.

Further details on the comparison of Q4/2003 and Q4/2002, including the balance sheet and the statement of operations, can be found in today's press release (www.poet.com).

FURTHER INFORMATION:      Poet Holdings, Inc., S. Stoevhase

                          Phone: +49 40 60990-0, Email: investor@poet.com

POET HOLDINGS, INC.    1065 E. HILLSDALE BLVD., Suite 205    Phone +1 650 212 3100     eMail investor@poet.de
INVESTOR RELATIONS     FOSTER CITY, CA 94404 (USA)           FAX +1 650 212 3105       WWW.POET.COM